        Exhibit 3.1.2

BY-LAWS

OF

CONSOLIDATED EDISON, INC.

Effective as February 20, 2025

BY-LAWS

OF

CONSOLIDATED EDISON, INC.

Effective as of February 20, 2025

SECTION 1. Meetings of the shareholders of the Company may be held at such time and at such place within or without the State of New York as may be designated by the Board of Directors or stockholders holding one-fourth of the outstanding shares entitled to vote at such meeting, except that the annual meeting of shareholders of the Company for the election of Directors and such other business as may properly come before such meeting shall be held on the third Monday in May of each year, unless otherwise determined by the Board of Directors.	Shareholders' Meetings
SECTION 2. Notice of the time and place of each shareholders' meeting and the purpose of the meeting shall be mailed or transmitted electronically by the Secretary of the Company, or other officer performing his or her duties, not less than the minimum nor more than the maximum number of days permitted under New York law, to each shareholder of record. If mailed, such notice shall be deemed given when deposited in the U.S. mail, with postage thereon prepaid, directed to the shareholder at his or her last known Post Office address; provided, however, that if a shareholder be present at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, or in writing waives notice thereof before or after the meeting, the mailing or electronic transmission to the shareholder of notice of the meeting is unnecessary.	Notice of Shareholders' Meeting
SECTION 3. The holders of a majority of the outstanding shares of the Company entitled to vote at a shareholders' meeting, present in person or by proxy, shall constitute a quorum, but less than a quorum shall have power to adjourn.	Quorum Shareholders
SECTION 4. The Chairman of the Board of Directors or the Chief Executive Officer of the Company, or in their absence the Chief Financial Officer of the Company, shall preside over each shareholders' meeting as Chairman of the meeting. In their absence, a Vice President or other executive officer designated by the Board of Directors shall preside as Chairman of the meeting. The Chairman of the meeting is authorized to establish such procedures for the conduct of the meeting, and to make all determinations with respect to the conduct of the meeting, that the Chairman, in his or her sole discretion, deems appropriate, including determinations as to whether business was properly brought before the meeting. If the Chairman of the meeting shall determine, in his or her sole discretion, that any business was not properly brought before the meeting or was not in compliance, or conflicts, with the procedures for the conduct of the meeting, these By-laws, the Company's Restated Certificate of Incorporation or any applicable law or regulation, then such business shall not be voted upon, or otherwise considered, at the meeting. The Secretary of the Company shall act as Secretary of the meeting, if present. In his or her absence, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.	Chairman, Secretary, Shareholders' Meetings

SECTION 5. A shareholders' meeting may be adjourned by the Chairman of the meeting, or by the vote of a majority of the shares of the Company that are represented, in person or by proxy, at the meeting whether or not a quorum is present.

SECTION 6. At each meeting of shareholders at which votes are to be taken by ballot, the Board of Directors shall appoint one or more inspectors of election of shareholders' votes, who shall be either designated prior to such meeting or, in the absence of such designation, appointed by the Chairman of the meeting. In case the person or persons appointed fail to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the Chairman of the meeting.

Adjournment of Shareholders' Meetings Inspectors of Election
SECTION 7. Business properly brought before any shareholders' meeting shall include matters specifically set forth in the Company's notice of the meeting given to shareholders and matters which the Chairman of the meeting, in his or her sole discretion, causes to be placed on the agenda of any such meeting. Such business shall also include any proposal of a shareholder of this Company and any nomination by a shareholder of a person or persons for election as Director or Directors, if such shareholder has made a written request to this Company to have such proposal or nomination considered at such meeting, as provided herein, and further provided that such proposal or nomination is otherwise proper for consideration under the procedures for the conduct of the meeting, these By-laws, the Company's Restated Certificate of Incorporation or any applicable law or regulation.

Any proposal of a shareholder of this Company to include in the Company's proxy materials for any annual meeting of shareholders a person or persons for election as Director or Directors shall be required to comply with the proxy access procedures as set forth in the Proxy Access Annex to these By-laws.

Written notice of any proposal to be presented by any shareholder or any person to be nominated by any shareholder for election as a Director under this section of the By-laws must be received by the Secretary of the Company at its principal executive office not less than 90 nor more than 120 days prior to the anniversary date of the previous year's annual meeting; provided, however, that if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the anniversary date of the prior year's annual meeting, a shareholder's notice must be received by the Secretary no more than ten days following the date on which the Company publicly announces the date of the applicable annual meeting (in no event shall the adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of the shareholder's notice).
Shareholder Proposals Proxy Access
A shareholder's notice of any proposal (including any nomination of a person for election as a Director pursuant to the immediately following paragraph) shall set forth the text of the proposal, a brief statement of the reasons why the shareholder favors the proposal, the number and class of all shares of the Company owned or beneficially owned by the shareholder, the shareholder and each beneficial owner's name and address, a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, a description of all agreements, arrangements and understandings (whether written or oral) between or among such shareholder or any of its affiliates in connection with or relating to the Company or the proposed business, including any material interest in the proposal of, or anticipated benefit from the	Shareholder Nominations of Directors

proposal to, such shareholder or any of its affiliates, a description of any agreement, arrangement or understanding (including any derivative instrument, swap, option, warrant, short interest, hedge or profit interest) that has been entered into by or on behalf of such shareholder or any of its affiliates with respect to the shares of the Company, a description of any transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) that has been made by or on behalf of such shareholder or any of its affiliates, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, such shareholder or any of its affiliates or to increase or decrease the voting power or pecuniary or economic interest of such shareholder or any of its affiliates with respect to the shares of the Company, and, if the shareholder intends to solicit proxies in support of the proposal, a statement to that effect. For purposes of this paragraph, the term “affiliate’ or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A shareholder's notice of any person to be nominated by the shareholder for election as a Director under this section of the By-laws shall set forth the name of the person to be nominated, the number and class of all shares of the Company owned or beneficially owned by the shareholder's nominee and any affiliates or associates of such shareholder's nominee, any information regarding the shareholder's nominee that would have been required to be included in a proxy statement filed pursuant to the rules under the Exchange Act, if proxies for such shareholder's nominee had been solicited by the Board of Directors, the signed consent of the shareholder's nominee to serve as a Director if elected, a description of all arrangements or understandings between the shareholder and the shareholder's nominee or any other person or persons (naming such person or persons) with respect to the nomination of the shareholder's nominee and, if the shareholder intends to solicit proxies in support of the proposal, a statement to that effect. In addition, a shareholder who has delivered a notice of nomination under this section of the By-laws and Rule 14a-19 under the Exchange Act shall promptly certify to the Secretary of the Company, and notify the Secretary of the Company in writing, that such shareholder has met the requirements of Rule 14a-19(a) (including the requirement to solicit holders of shares of the Company representing at least 67% of the voting power of shares entitled to vote on the election of Directors) and upon request of the Company, shall, not later than five (5) business days prior to the date of the applicable meeting of shareholders, deliver to the Company reasonable evidence of such compliance.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. The Chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, shall so declare to the meeting and the defective nomination shall be disregarded.

SECTION 8. The affairs of the Company shall be managed under the direction of the Board of Directors, who shall be elected annually by the shareholders by ballot and shall hold office until their successors are elected and qualified. In uncontested elections, each member of the Board of Directors shall be elected by the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. A majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of shares voted “against” that Director. In contested elections, each member of the Board of Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election shall be considered contested if, as of a date that is five (5) business days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the authorized number of Directors to be elected as determined by the Board of Directors in accordance with the Restated Certificate of Incorporation. Vacancies in the Board of Directors may be filled by the Board by the vote of a majority of Directors then in office. Members of the Board of Directors shall be entitled to receive such reasonable fees or other forms of compensation, on a per diem, annual or other basis, as may be fixed by resolution of the Board of Directors or the shareholders in respect of their services as such, including attendance at meetings of the Board and its committees; provided, however, that nothing herein contained shall be construed as precluding any Director from serving the Company in any capacity other than as a member of the Board or a committee thereof and receiving compensation for such other services.
Board of Directors Vacancies Fees
SECTION 9. Meetings of the Board of Directors shall be held at the time and place fixed by resolution of the Board or upon call of the Chairman of the Board, the President, or any three Directors. The Secretary of the Company or officer performing his or her duties shall give 24 hours' notice of all meetings of the Board provided that a meeting may be held without notice immediately after the annual election of Directors, and notice need not be given of regular meetings held at times fixed by resolution of the Board. Meetings may be held at any time without notice if all the Directors are present and none protests the lack of notice either prior to the meeting or at its commencement, or if those not present waive notice either before or after the meeting. Notice by mailing or telegraphing, telecopying, electronically mailing or delivering by hand, to the usual business address, residence or email address of the Director not less than the time above specified before the meeting shall be sufficient. A majority of the Directors in office, but not less than one-third of the entire Board, shall constitute a quorum, but less than a quorum shall have power to adjourn. The Chairman of the Board or, in his or her absence, a Chairman pro tem elected by the meeting from among the Directors present shall preside at all meetings of the Board. Any one or more members of the Board may participate in a meeting of the Board by means of a conference telephone, video conference, or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action. Each resolution so adopted and the written consents thereto by the members of the Board shall be filed with the minutes of the proceedings of the Board.	Board Meetings Notices Quorum Meeting Participation Action by Unanimous Written Consent

SECTION 10. The Board of Directors, as soon as may be after the election of Directors in each year, may by a resolution passed by a majority of the entire Board, appoint an Executive Committee, to consist of the Chairman of the Board and three or more additional Directors as the Board may from time to time determine, which shall have and may exercise during the intervals between the meetings of the Board all the powers vested in the Board except that neither the Executive Committee nor any other committee appointed pursuant to this section of these By-laws shall have authority as to any of the following matters: the submission to shareholders of any action as to which shareholders' authorization is required by law; the filling of vacancies on the Board or on any committee thereof; the fixing of compensation of any Directors for serving on the Board or on any committee thereof, the amendment or repeal of these By-laws; or the adoption of new By-laws; and the amendment or repeal of any resolution of the Board which by its terms shall not be so amendable or repealable. The Board shall have the power at any time to change the membership of the Executive Committee and to fill vacancies in it. The Executive Committee may make rules for the conduct of its business and may appoint such committees and assistants as it may deem necessary. Four members of the Executive Committee shall constitute a quorum. The Chairman of the Board or, in his or her absence, a Chairman pro tem elected by the meeting from among the members of the Executive Committee present shall preside at all meetings of the Executive Committee. The Board may designate one or more Directors as alternate members of any committee appointed pursuant to this section of the By-laws who may replace any absent member or members at any meeting of the committee. The Board of Directors may also from time to time appoint other committees consisting of two or more Directors with such powers as may be granted to them by the Board of Directors, subject to the restrictions contained in this section of the By-laws. Any one or more members of any committee appointed pursuant to this section may participate in any meeting of the committee by means of a conference telephone, video conference, or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting. Any action required or permitted to be taken by any committee appointed pursuant to this section may be taken without a meeting if all members of the committee consent in writing to the adoption of a resolution authorizing the action. Each resolution so adopted and the written consents thereto by the members of the committee shall be filed with the minutes of the proceedings of the committee.
Appointment of Executive Committee Executive Committee Quorum Other Committees Meeting Participation Action by Unanimous Written Consent
SECTION 11. The Board of Directors, as soon as may be practicable after the election of Directors in each year, shall elect from their number a Chairman of the Board and shall appoint a President, one of whom the Board shall designate to be the Chief Executive Officer of the Company. The Board shall also appoint one or more Vice Presidents, a Secretary and a Treasurer, and may from time to time appoint such other officers as they may deem proper. Any two or more offices may be held by the same person, except as otherwise may be required by law.

Appointment of Officers
SECTION 12. The term of office of all officers shall be until the next election of Directors and until their respective successors are chosen and qualify or until his or her earlier resignation or retirement, but any officer may be removed from office at any time by the Board of Directors. Vacancies among the officers may be filled by the Board of Directors at any meeting, and the Board of Directors may delegate to the Chief Executive Officer of the Company the authority to appoint and remove one or more officers (excluding Executive Officers and the Controller, Treasurer, Secretary and General Auditor).	Term of Office

SECTION 13. The Chairman of the Board and the President shall have such duties as usually pertain to their respective offices, except as otherwise directed by the Board of Directors or the Executive Committee, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors or the Executive Committee. In the absence or disability of the Chairman of the Board, the President shall perform the duties and exercise the powers of the Chairman of the Board. In the absence or disability of the President, one of the Vice Presidents, as designated by the Board of Directors, shall perform the duties and exercise the powers of the President. The Vice Presidents and the other officers of the Company shall have such duties as usually pertain to their respective offices, except as otherwise directed by the Board of Directors, the Executive Committee, the Chairman of the Board or the President, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors, the Executive Committee, the Chairman of the Board or the President.
Duties of Executive Officers Duties of Other Officers
SECTION 14. The Board of Directors shall select such depositories as they shall deem proper for the funds of the Company. All checks and other transfers of such deposited funds shall be authorized only pursuant to resolutions of the Board of Directors. No officers, agents, employees of the Company, or other person, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the Company or to bind the Company thereby, except pursuant to resolutions of the Board or Directors.
Depositories Authorization To Transfer Funds
SECTION 15. The Board of Directors may, in their discretion, appoint one or more transfer agents, paying agents and/or registrars of the stock of the Company.	Share Transfers Registrars
SECTION 16. The Company shall limit the liability to the Company of, and indemnify, Directors and officers of the Company and other persons serving at the request of the Company any other enterprise as a director, officer or in any other capacity as and to the extent provided in the Restated Certificate of Incorporation of the Company.
Limitation of Liability; Indemnification

PROXY ACCESS ANNEX

SECTION 1. Proxy Access.
(a)Inclusion of Shareholder Nominees in Company's Proxy Statement.
(i)Subject to the provisions of this Section 1, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in its proxy statement (and on the Company’s form of proxy and ballot) for any annual meeting of shareholders (but not at any special meeting of shareholders) in addition to any persons nominated for election by the Board of Directors or any committee thereof: (A) the names of any person or persons therein nominated for the election of Directors (each, a “Shareholder Nominee”) by any Eligible Shareholder (as defined below) or group of up to 20 Eligible Shareholders that, as determined by the Board of Directors, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures and requirements set forth in this Section 1 (such Eligible Shareholder or group of Eligible Shareholders being a “Nominating Shareholder”); (B) disclosure about each Shareholder Nominee and the Nominating Shareholder required under the rules of the Securities Exchange Commission (the “SEC”) or other applicable law to be included in the proxy statement; (C) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Shareholder Nominee's election to the Board of Directors (subject, without limitation, to Section 1(e)(ii), and provided that each such statement per Shareholder Nominee does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14a-9 thereunder (the “Supporting Statement”)); and (D) any other information that the Company or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the Nominating Shareholder and the nomination of each Shareholder Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 1 and any solicitation materials or related information with respect to a Shareholder Nominee.
(b)Maximum Number of Shareholder Nominees.
(i)The Company shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than that number constituting the greater of (A) two or (B) 20% of the total number of Directors of the Company then serving on the last day on which a Nomination Notice may be submitted pursuant to this Section 1 (rounded down to the nearest whole number) (the “Maximum Number”).
(ii)The Maximum Number for a particular annual meeting shall be reduced by: (A) each Shareholder Nominee whose nomination is withdrawn by the Nominating Shareholder or who becomes unwilling to serve on the Board of Directors; (B) each Shareholder Nominee who ceases to satisfy, or each Shareholder Nominee of a Nominating Shareholder that ceases to satisfy, the eligibility requirements in this Section 1, as determined by the Board of Directors; (C) each Shareholder Nominee who the Board of Directors itself decides to nominate for election at such annual meeting; (D) the number of incumbent Directors who had been Shareholder Nominees at either of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting of shareholders is being recommended by the Board of Directors; (E) the number of nominees for Director for which the Company shall have received one or more valid shareholder notices (whether or not subsequently withdrawn) nominating such nominees pursuant to Section 7 of these By-laws, but only to the extent the Maximum Number after such reduction with respect to this clause (E) equals or exceeds one; and (F) the number of incumbent Directors or nominees for Director that in either case will be included in the Company's proxy materials with respect to such annual meeting as an unopposed (by the Company) nominee pursuant to any agreement, arrangement, or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of voting stock, by such shareholders or group of shareholders, from the Company), but only to the extent the Maximum Number after such reduction with respect to this clause (F) equals or exceeds one. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 1(d) but before the date of the annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced.
(iii)If the number of Shareholder Nominees pursuant to this Section 1 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Company, each Nominating Shareholder will select one Shareholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Company's common stock that each Nominating Shareholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 1(d), a Nominating Shareholder or a Shareholder Nominee ceases to satisfy the eligibility requirements in this Section 1, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination or a Shareholder Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing ,electronic transmission or other distribution of the definitive proxy statement, then the Company: (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement Shareholder

Nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (B) may otherwise communicate to the shareholders of the Company, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of shareholders (notwithstanding that proxies in respect of such vote may have been received by the Company).
(c)Eligibility of Nominating Shareholder.
(i)An “Eligible Shareholder” is a person who has either (A) been a record holder of the shares of common stock of the Company used to satisfy the eligibility requirements in this Section 1(c) continuously for the three-year period specified in Section 1(c)(ii) or (B) provides to the Secretary, within the time period referred to in Section 1(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines acceptable.
(ii)An Eligible Shareholder or group of up to 20 Eligible Shareholders may submit a nomination in accordance with this Section 1 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the Company’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of shareholders. The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide together with the Nomination Notice documentation satisfactory to the Board of Directors that the Eligible Shareholder consists only of funds that are: (A) under common management and investment control; (B) under common management and funded primarily by the same employer; or (C) a “group of investment companies” (as defined in the Investment Company Act of 1940, as amended). In the event of a nomination by a Nominating Shareholder that includes a group of Eligible Shareholders, any and all requirements and obligations for an Eligible Shareholder shall apply to each Eligible Shareholder in such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Shareholders constituting the Nominating Shareholder. Should any Eligible Shareholder cease to satisfy the eligibility requirements in this Section 1, as determined by the Board of Directors, or withdraw from a group of Eligible Shareholders constituting a Nominating Shareholder at any time prior to the annual meeting of shareholders, the Nominating Shareholder shall be deemed to own only the shares held by the remaining Eligible Shareholders. As used in this Section 1, any reference to a “group” or “group of Eligible Shareholders” refers to any Nominating Shareholder that consists of more than one Eligible Shareholder and to all the Eligible Shareholders that make up such Nominating Shareholder.
(iii)The “Minimum Number” of shares of the Company's common stock means 3% of the aggregate number of shares outstanding of the Company's common stock, as of the most recent date for which such amount is given in any filing by the Company with the SEC prior to the submission of the Nomination Notice.
(iv)For purposes of this Section 1, an Eligible Shareholder “owns” only those outstanding shares of the Company’s common stock as to which such Eligible Shareholder possesses both: (A) the full voting and investment rights pertaining to such shares and (B) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (w) purchased or sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (x) that are subject to short positions or were otherwise sold short by such Eligible Shareholder or any of its affiliates, (y) borrowed by such Eligible Shareholder or any of its affiliates for any purpose or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares, with cash based on the notional amount or value of outstanding shares of common stock of the Company or a combination thereof, in any such case, which instrument or agreement has, or is intended to have, or if exercised or settled would have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such Eligible Shareholder's or any of its affiliates' full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic interest in such shares by such Eligible Shareholder or any of its affiliates. An Eligible Shareholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. An Eligible Shareholder's ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Shareholder. An Eligible Shareholder's ownership of shares shall be deemed to continue during any period in which the Eligible Shareholder has loaned such shares; provided that the Eligible Shareholder has the power to recall such loaned shares on not more than five business days' notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Company are “owned” for these purposes shall be determined by the Board of Directors. For purposes of this Section 1(c)(iv), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.
(v)No Eligible Shareholder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Shareholder appears as a member of more than one group, such Eligible Shareholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.
(d)Nomination Notice.
(i)To nominate a Shareholder Nominee pursuant to this Section 1, the Nominating Shareholder (including each Eligible Shareholder in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders) must deliver to the Secretary at the principal executive offices of the Company all of the following information and documents in a form that the Board of Directors determines acceptable (collectively, the “Nomination Notice”), not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company first mailed or otherwise distributed its proxy statement for the prior year's annual meeting of shareholders; provided, however, that if (and only if) the annual meeting of shareholders is not scheduled to be held within a period that commences 30 days before and concludes 30 days after the first anniversary date of the preceding year's annual meeting of shareholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or tenth day following the date such Other Meeting Date is first publicly announced or disclosed (in no event shall the adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice):
(A)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven days prior to the date of the Nomination Notice, the Nominating Shareholder owns, and has continuously owned for the preceding three years, the Minimum Number of shares, and the Nominating Shareholder's agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Shareholder's continuous ownership of the Minimum Number of shares through the record date;

(B)an agreement to hold the Minimum Number of shares through the annual meeting and to provide immediate notice if the Nominating Shareholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;
(C)a Schedule 14N (or any successor form) relating to each Shareholder Nominee, completed and filed with the SEC by the Nominating Shareholder, as applicable, in accordance with SEC rules;
(D)the written consent of each Shareholder Nominee to being named in the Company's proxy statement, form of proxy and ballot as a Shareholder Nominee and to serving as a Director if elected;
(E)a written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder: (1) the information that would be required to be set forth in a shareholder's notice of nomination pursuant to Section 7 of these By-laws; (2) a representation and warranty that the Nominating Shareholder acquired the securities of the Company in the ordinary course of business and did not acquire, and is not holding, the securities of the Company for the purpose or with the intent of changing or influencing control of the Company; (3) a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Shareholder's Shareholder Nominee(s); (4) a representation and warranty that the Nominating Shareholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Shareholder's Shareholder Nominee(s) or any nominee of the Board of Directors; (5) a representation and warranty that the Nominating Shareholder will not use any form of proxy and ballot other than the Company's form of proxy and ballot in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting; (6) a representation and warranty that each Shareholder Nominee's candidacy or, if elected, membership on the Board of Directors would not violate the Company's Restated Certificate of Incorporation, the By-laws, any applicable law, rule or regulation to which the Company is subject, including rules or regulations of any stock exchange on which the Company's shares of common stock are listed; (7) a representation and warranty that each Shareholder Nominee: (a) does not have any direct or indirect relationship with the Company that would cause the Shareholder Nominee to be deemed not independent pursuant to the Company's standards in its Corporate Governance Guidelines or any other publicly-disclosed standards established by the Company, and otherwise qualifies as independent under any other standards established by the Company and the rules of any stock exchange on which the Company's shares of common stock are listed; (b) meets the audit committee and compensation committee independence requirements under the rules of any stock exchange on which the Company's shares of common stock are listed; (c) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (d) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (e) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) promulgated under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Shareholder Nominee; and (f) meets the Director qualifications set forth in the Company's Corporate Governance Guidelines and any other publicly-disclosed standards established by the Company (notwithstanding this clause (7), for the avoidance of doubt, the Board of Directors is responsible for making the final determination of the Shareholder Nominee’s independence); (8) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 1(c) and intends to continue to satisfy such eligibility requirements through the date of the annual meeting; (9) details of any position of a Shareholder

Nominee as an employee, officer or director of any company, and of any other material relationship with or material financial interest in any company, within the three years preceding the submission of the Nomination Notice to the extent such information would be required from a Director of the Company; (10) if desired, a Supporting Statement; (11) in the case of a nomination by a Nominating Shareholder comprised of a group, the designation by all Eligible Shareholders in such group of one Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder with respect to matters relating to the nomination, including withdrawal of the nomination;
(F)an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (including in the case of a group, each Eligible Shareholder in that group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election of the Shareholder Nominee; (2) to file any written solicitation or other communication with the Company's shareholders relating to one or more of the Company's Directors or director nominees or any Shareholder Nominee with the SEC, to the extent such filing would be required if such written solicitation or other communication were made by or on behalf of the Company; (3) to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation in connection with the Nominating Shareholder's attempt to nominate a Shareholder Nominee or arising out of the information that the Nominating Shareholder provided to the Company or out of any communication by the Nominating Shareholder or any of its Shareholder Nominees with the Company, the shareholders of the Company or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice; (4) to indemnify and hold harmless (jointly with all other Eligible Shareholders, in the case of a group of Eligible Shareholders) the Company and each of its Directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys' fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its Directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or any of its Shareholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under, this Section 1; (5) in the event that any information included in the Nomination Notice or any other communication by the Nominating Shareholder (including with respect to any Eligible Shareholder included in a group) with the Company, the shareholders of the Company or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Company and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; (6) in the event that the Nominating Shareholder (including any Eligible Shareholder in a group) has failed to continue to satisfy the eligibility requirements described in Section 1(c), to promptly notify the Company; and (7) provide to the Company prior to the annual meeting of shareholders such additional information as necessary or reasonably requested by the Company;
(G)an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which each Shareholder Nominee agrees: (1) to promptly, but in any event within ten business days after such request, provide to the Company such other information and certifications, including completion of the Company's director nominee questionnaire, as the Company may reasonably request; (2) at the reasonable request of the Board of Directors, any committee or any officer of the Company, to meet with the Board of Directors, any committee or any officer of the Company to discuss matters relating to the nomination of such Shareholder Nominee to the Board of Directors, including the information provided by such Shareholder Nominee to the Company in connection with his or her nomination and such Shareholder Nominee's eligibility to serve as a member of the Board of Directors; (3) that such Shareholder

Nominee has read and agrees, if elected, to comply with all of the Company's corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Company policies and guidelines applicable to Directors; (4) that such Shareholder Nominee understands his or her duties as a director under New York law and agrees to act in accordance with those duties while serving as a Director; and (5) that such Shareholder Nominee is not and will not become a party to: (a) any agreement, arrangement or understanding with any person with respect to any direct or indirect compensation, reimbursement or indemnification of the Shareholder Nominee in connection with being a Shareholder Nominee or with service or action as a Director of the Company that has not been fully disclosed in writing to the Company prior to or concurrently with the Nominating Shareholder's submission of the Nomination Notice; (b) any agreement, arrangement or understanding with any person or entity as to how such Shareholder Nominee, if elected, will vote or act on any issue (a “Voting Commitment”) except such as is already existing and has been fully disclosed to the Company prior to or concurrently with the Nominating Shareholder's submission of the Nomination Notice; or (c) any Voting Commitment that could limit or interfere with such Shareholder Nominee's ability to comply, if elected, with his or her fiduciary duties under applicable law.
(ii)The information and documents required by this Section 1(d) to be provided by the Nominating Shareholder shall be: (A) provided with respect to and executed by each Eligible Shareholder in the case of a Nominating Shareholder comprised of a group of Eligible Shareholders; and (B) provided with respect to both the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) and limited liability companies (x) in the case of a Nominating Shareholder that is an entity and (y) in the case of a Nominating Shareholder that is a group that includes one or more Eligible Shareholders that are entities. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 1(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to and received by the Secretary.
(e)Exceptions.
(i)Notwithstanding anything to the contrary contained in this Section 1, the Company may omit from its proxy materials any Shareholder Nominee and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Shareholder Nominee, if: (A) the Shareholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten years; (B) the Nominating Shareholder (or, in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders, the Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 1, the Nominating Shareholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1 and shall therefore be disregarded; (C) the Board of Directors in good faith determines that such Shareholder Nominee fails to satisfy all the standards set forth in Section 1(d)(i)(E)(7)(a)-(f), such Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or if such Shareholder Nominee’s nomination or election to the Board of Directors would result in the Company violating or failing to be in compliance with the Company’s Restated Certificate of Incorporation, the By-laws or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of any stock exchange on which the Company's shares of common stock are listed; (D) such Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Section 1 at one of the Company’s two preceding annual meetings of shareholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or did not receive votes cast in favor of the Shareholder Nominee’s election of at least 15% of the votes cast on the proposal at such annual meeting, in person or by proxy; or (E) the Company is notified, or the Board of Directors determines, that the Nominating Shareholder or such Shareholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 1(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Shareholder Nominee under this Section 1.
(ii)Notwithstanding anything to the contrary contained in this Section 1, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Shareholder Nominee included in the Nomination Notice, if the Board of Directors determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, Company, partnership, association or other entity, organization or governmental authority; or (C) the inclusion of such information in the proxy statement would otherwise violate SEC proxy rules or any other applicable law, rule or regulation.
(f)Additional Provisions.
(i)For purposes of this Section 1, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Company designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on any Eligible Shareholder, any Nominating Shareholder, any Shareholder Nominee and any other person so long as made in good faith (without any further requirements). If any intervening events, facts or circumstances arise subsequent to any such determination, the presiding officer of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Shareholder Nominee has been nominated in accordance with the requirements of this Section 1 and, if not so nominated, shall direct and declare at the meeting that such Shareholder Nominee shall not be considered.
(ii)This Section 1 shall be the exclusive method for shareholders of the Company to include director nominees for the election of Directors in the Company's proxy statement, form of proxy and ballot for an annual meeting of shareholders. The Company may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.

EMERGENCY BY-LAWS

OF

CONSOLIDATED EDISON, INC.

Effective February 19, 2009

SECTION 1. These Emergency By-laws may be declared effective by the Defense Council of New York as constituted under the New York State Defense Emergency Act in the event of attack and shall cease to be effective when the Council declares the end of the period of attack. These Emergency By-laws shall also be effective in the event of an attack, major disaster, catastrophe, or national or local emergency, during which a quorum of the entire Board of Directors is unavailable to act in a meeting of the Board called in the manner provided in the By-laws of the Company.

SECTION 2. During the period in which these Emergency By-laws are effective, the affairs of the Company shall be managed by such Directors theretofore elected as are available to act, and a majority of such Directors shall constitute a quorum. In the event that there are less than three Directors available to act, then and in that event, the Board of Directors shall consist of such Directors theretofore elected and available to act, if any, plus such number of officers of Consolidated Edison Company of New York, Inc., added to the Board in the order of seniority by title and, within title, seniority by tenure with Consolidated Edison Company of New York, Inc., not theretofore elected as Directors as will make a Board of not less than three nor more than five members. The Board as so constituted shall continue until such time as a quorum of the entire Board (including any duly elected successors) becomes available.

SECTION 3. The By-laws of the Company shall remain in effect during the period in which these Emergency By-laws are effective to the extent that said By-laws are not inconsistent with these Emergency By-laws.

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